EXHIBIT 10.2

SEVERANCE AND NONCOMPETITION AGREEMENT
THIS SEVERANCE AND NONCOMPETITION AGREEMENT (“Agreement”), dated as of August 1, 2018 (the “Effective Date”), is entered into by and between Kevin G. Keyes (the “Executive”) and Annaly Capital Management, Inc., a Maryland corporation (the “Company”). In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:
1.    Definitions. For the purposes of this Agreement only, capitalized terms used in this Agreement shall have the respective meanings assigned to them below:
1.1    “Board of Directors” means the board of directors of the Company.
1.2    “Cause” means: (1) Executive’s willful and material breach of the Agreement or the Employment Agreement (as defined herein); (2) Executive’s willful failure to substantially perform the duties of the Chief Executive Officer set forth in the Management Agreement or the Employment Agreement; (3) Executive’s willful violation of any material law or regulation relating to Executive’s service as Chief Executive Officer of the Company; (4) acts or omissions constituting willful or reckless misconduct on the part of the Executive in respect of his fiduciary or equivalent statutory obligations to the Company in his capacity as Chief Executive Officer which is materially and demonstrably injurious to the Company; (5) Executive’s willful violation of written policies of the Company or the Manager prohibiting discrimination or harassment; (6) Executive’s willful, repeated and material violations of any other written Manager or Company policy; (7) Executive’s willful refusal to follow a lawful instruction of the Manager or the Company’s Board of Directors, or other willful conduct constituting insubordination; or (8) Executive’s pleading guilty or “no contest” to, or being convicted of, a felony involving theft, fraud, embezzlement, in connection with the assets of the Company, or a felony involving sexual misconduct. For purposes of the Agreement, no act or failure to act shall be considered “willful” if Executive acts or fails to act in good faith and with a reasonable belief that his action or failure to act was in the best interests of Company. It shall be a condition precedent to the Company’s right to terminate the Executive’s service for Cause that, if such breach is susceptible to cure or remedy, the Executive shall be given a period of 30 days from the date of written notice of termination for Cause (describing the events which constitute Cause) to cure or remedy the grounds giving rise to Cause and answer such circumstances for termination in person at a meeting with the Company’s representative or in writing, in the Executive’s discretion. For the avoidance of doubt, in the case of clause (8) above, the Executive’s service may be terminated immediately without any advance written notice.
1.3    “Change of Control” means (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any person; (2) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 30% or more of the total voting power of the voting capital interests of the Company or 30% or more of the total market value of the capital interests of the Company; or (3) the date the individuals who constitute the Board of Directors upon the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board of Directors membership was not endorsed by the Company’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of this clause (3), considered as though such person were a member of the Incumbent Board; provided that a Change of Control shall not occur for purposes of the Agreement unless the applicable transaction or transactions constitutes a “change in the ownership or effective control of the Company” or “a change in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
1.4    “Employment Agreement” means any employment agreement between the Manager and the Executive as in effect as of the time thereof.
1.5    “Good Reason” means: (1) the termination without cause (as defined in the Management Agreement) by the Company of the Management Agreement; (2) a material breach of this Agreement or Management Agreement by the Company; (3) a materially significant diminishment by the Company in the Titled Position’s duties, authorities or responsibilities; (4) the relocation by the Company of the Executive’s principal place of service more than 60 miles from New York, New York; (5) the involuntary removal of the Executive as the Chairman of the Board of Directors by the Company if the vacancy is filled by the appointment of the Company of an Executive Chairman; or (6) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Company within fifteen (15) days upon a merger, consolidation, sale or similar transaction, provided however that none of the events specified in (2), (3), (4) or (5) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within a reasonable period, not to exceed thirty (30) days, after the Company’s actual receipt of such written notice.
1.6    “Management Agreement” means the Amended and Restated Management Agreement, dated as of August 1, 2018, entered into between the Manager and the Executive.
1.7    “Manager” means Annaly Management Company LLC, a Delaware limited liability company, or any successor thereto.
2.        Term of Agreement. The term (“Term”) of this Agreement shall commence as of the Effective Date and shall continue through July 31, 2020. From and after July 31, 2020 and upon each one-year anniversary thereafter, the Term of the Agreement shall automatically be extended for successive one-year periods unless, not later than 180 calendar days prior to July 31, 2020 or any subsequent one-year anniversary, as applicable, either party shall have given written notice (a “Notice of Non-Renewal”) to the other that it does not wish to extend the Term of the Agreement.
3.        Severance. Upon (1) the involuntary removal of the Executive as Chief Executive Officer of the Company (the “Titled Position”) without Cause by the Company’s Board of Directors, (2) the resignation by the Executive with Good Reason or (3) the expiration of the Term following a Notice of Non-Renewal provided by the Company (each a “Severance Event”), the Company shall be required to pay to the Executive a cash payment equal to $30 million (the “Severance Payment”). The Severance Payment shall be payable in equal monthly installments over the 12 month period after Executive’s separation from service upon or following a Severance Event (the “Severance Period”); provided that if such separation from service occurs within two years immediately following a Change of Control, the Severance Payment shall be made in a single lump sum payment. The Severance Payment shall be less applicable withholdings. The payment of the Severance Payment shall be subject to the prior delivery (and non-revocation) of a waiver and release of claims (in substantially the form attached to this Agreement as Exhibit A) within 50 calendar days following Executive’s separation from service upon or after a Severance Event and shall be contingent upon the continued compliance with the Noncompetition Provision set forth in Section 4 of this Agreement. The Severance Payment shall commence (or, following a Change of Control, be made) within 60 calendar days following the separation from service; provided that, any monthly installment payments that would have otherwise been paid between the separation from service and the effective date of the waiver and release of claims will be included in the first payment; provided further that, in the event that the 60-day period following the separation from service spans two calendar years, payment shall not be made until the second calendar year. In the event of the Executive’s death following a Severance Event, the Executive’s estate, shall be entitled to the Severance Payments hereunder.
4.        Noncompetition Provision. The Executive agrees that during the Term and following (i) the Executive’s removal from the Titled Position by the Company’s Board of Directors and separation from service, whether with or without Cause; (ii) the Executive’s resignation, whether with or without Good Reason; or (iii) the non-renewal of a Term of the Agreement by the Company, the Executive will not, during the Severance Period, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, any person or entity who engages in or intends to engage in the conduct of a Competitive Business. For purposes of the Agreement, “Competitive Business” shall mean (i) investing in mortgage-backed securities collateralized by residential mortgages which are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (“Agency RMBS”), (ii) investing primarily in non-Agency RMBS within securitized products and residential mortgage loan markets in the United States, (iii) originating and investing in commercial mortgage loans, securities, and other commercial real estate debt and equity investments in the United States, (iv) providing financing to private equity-backed middle market businesses in the United States, or (v) any other line of business activities in which the Company is engaged at the time of the Executive’s removal or resignation or non-renewal (each of (ii), (iii), (iv) and (v), a “Non-Agency Business”), but only if, as of the end of the fiscal year of the Company immediately preceding the date of the Executive’s termination of service, the equity capital of the Company (including shareholders’ equity) attributable to such Non-Agency Business constitutes more than 10% of the total shareholders’ equity of the Company (including capital stock, additional paid-in capital and retained earnings). The restrictive covenant described above shall not supersede any restrictive covenants to which the Executive is bound under the terms of any other agreement with Manager, including but not limited to the Management Agreement and any Employment Agreement. For the avoidance of doubt, following any termination, the Executive will not be precluded from (i) being employed by any business that is not engaged in a Competitive Business, (ii) being employed by any business that is engaged in a Competitive Business but for which the Executive does not provide any services relating to the division or line of business engaged in the Competitive Business or (iii) owning a passive equity interest of less than 20% in the equity of a Competitive Business. For the further avoidance of doubt, nothing in the Agreement shall prevent the Executive from being a passive holder of shares that are publicly traded on a stock exchange or the NASDAQ National Market System. In the event it is determined that Executive has breached this Section 4, the parties agree that upon such determination, the Company shall be entitled to only injunctive relief and forfeiture of any unpaid portion of the Severance Amount, and there shall be no attempt to claw back any previously paid portion of the Severance Amount. The Company shall not be entitled to stop making Severance Payments unless and until there has been a determination that Executive has breached his obligations hereunder.
5.        Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Annaly Capital Management, Inc. 1211 Avenue of the Americas New York, NY 10036 Attention: Board of Directors Fax: (347) 442-3117
If to the Executive:	At such address as is on file with the Company
Either party may change such party’s address for notices by notice duly given pursuant hereto.
6.        Section 409A.
6.1.        This Agreement is intended to comply with section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.
6.2.        All payments to be made upon or after a Severance Event under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of a release of claims, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.
7.        Attorney’s Fees. In the event judicial determination or arbitration (as provided in Section 18) is necessary for any dispute arising as to the parties’ rights and obligations hereunder, each party shall bear their own respective costs (including attorney’s fees).
8.        No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after a Severance Event, or any amounts which might have been earned by the Executive in other employment had such other employment been sought.
9.        Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of a Change of Control, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
10.        Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.
11.        Entire Agreement. This Agreement, the Indemnification Agreement referenced in Section 15 of this Agreement and any other Employment Agreement embody the entire agreement of the parties respecting the matters within their scope and may be modified only in writing.
12.        Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
13.        Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
14.        Severability. Subject to the last sentence of this Section 14, in the event that the Board of Arbitration or a court of competent jurisdiction, as applicable, pursuant to Section 18 hereof determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any Board of Arbitration or court of competent jurisdiction, as applicable, order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement. In the event Executive commences an action, either directly or indirectly, to have the noncompetition provisions of Section 4 declared void or unenforceable, and a court invalidates those provisions in material part, the Company may in its discretion elect to waive its right to enforce the surviving portion of such provision, if any, for the remainder of the Severance Period and no remaining portion of the Severance Payment that is owed shall be paid to Executive.
15.        Indemnification; Directors and Officers Insurance. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by applicable law in effect on the Effective Date and as amended from time to time. During the Term and for six years following the date of the Executive’s termination as an officer of the Company, the Company (or any successor thereto) shall provide comprehensive coverage under the Company’s officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its directors or senior executive officers, at the Company’s sole cost. Nothing in this Agreement shall supersede or limit in any extent the indemnification obligations of the Company pursuant to the Indemnification Agreement made and entered into as of March 16, 2017 by and between the Company and the Executive (the “Indemnification Agreement”).
16.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.        Successor Sections. References herein to sections, rules or regulations of the Code or other applicable law shall be deemed to include any successor sections, rules or regulations.
18.        Arbitration. Except with respect to any claim that the Executive has violated Section 4 of this Agreement, which may be brought by the Company in any court of competent jurisdiction, any dispute, claim or controversy arising out of or in relation to this Agreement, which the Executive and the Company are unable to resolve shall be determined by the decision of a board of arbitration consisting of three (3) members (the “Board of Arbitration”) selected jointly by the parties upon application made to it for such purpose by either the Company or the Executive. The arbitration shall be administered under the rules of the American Arbitration Association. The arbitration proceedings shall take place in New York, New York or such other place as shall be agreed to by the parties. The Board of Arbitration shall reach and render a decision in writing. In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. Any award shall be rendered on the basis of the substantive law governing this Agreement and shall be concurred in by a majority of the arbitrators. Any decision made by the Board of Arbitration shall be final, binding and conclusive on the Executive and the Company and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party shall pay its own fees and costs of arbitration.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has hereunto signed this Agreement, as of the date first above written.

ANNALY CAPITAL MANAGEMENT, INC.

By: __________________________________
Name:
Title:

KEVIN G. KEYES

______________________________________

EXHIBIT A
FORM OF SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (the “Agreement”), entered into as of ____________, is by and between Annaly Capital Management, Inc., a Maryland corporation (the “Company”) and Kevin G. Keyes (the “Executive”) (collectively, the “parties”).
WHEREAS, the parties are subject to an Agreement, dated August 1, 2018 (the “CEO Agreement”), which provides for the payment of a severance payment by the Company and non-competition provision applicable to the Executive;
WHEREAS, Executive holds and has held various titles and responsibilities with respect to the Company;
WHEREAS, effective as of __________ (the “Separation Date”), Executive ceases to hold any positions with the Company or any of its subsidiaries and affiliates (collectively, the “Annaly Entities”), any delegation of authority to Executive to the extent not previously revoked is hereby revoked, and Executive will not represent or take any further action on behalf of any of the Annaly Entities; and
WHEREAS, Executive and the Company wish to enter into this Agreement to provide the Annaly Entities with a release of claims;
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth in this Agreement, Executive and the Company have agreed and do hereby agree as follows:
1.        Separation. Executive acknowledges and agrees that the offices and positions the Executive holds with any of the Annaly Entities, terminated as of the Separation Date. Upon execution, return and effectiveness of this Agreement, and the Executive’s return of all Company property as provided for in Section 4 of this Agreement, the Company agrees to pay to the Executive a cash payment equal to $30 million (the “Severance Payment”). The Severance Payment shall be payable [in equal monthly installments over the 12 month period][in a single lump sum payment within 30 days] following the Separation Date. The Severance Payment shall be less applicable withholdings. The Severance Payment shall be subject to the Executive’s continued compliance with the Noncompetition Provision set forth in Section 4 of the CEO Agreement.
2.        General Release of Claims.
2.1.     In exchange for the consideration provided under this Agreement, which Executive acknowledges is acceptable and satisfactory to Executive, Executive, for and on behalf of Executive and each of Executive’s heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns, fully and completely releases the Annaly Entities, together with their affiliates, and each of their respective current and former officers, directors, managers, members, partners, shareholders, agents, employees, employee benefit plans and fiduciaries, trustees, insurers, representatives, attorneys, transferees, recordkeepers, service providers, successors and assigns (collectively, the “Released Parties”, provided that for the avoidance of doubt, the Released Parties shall not include Annaly Management Company LLC), collectively, separately, and severally, of and from any and all claims, grievances, injuries, agreements, covenants, promises, demands, damages, causes of action, debts, liabilities, controversies, judgments, arbitrations, sums of money, wages, attorneys’ fees, costs, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which Executive has had, now has, or may have against the Released Parties from the beginning of time up until the time Executive signs this Agreement, which arise out of or relate in any way to Executive’s relationship with the Company or other associations with the Company or any termination thereof. This General Release of Claims includes, but is not limited to, claims for discrimination based on race, sex, age, disability or any other basis under, among other statutes, the National Labor Relations Act; Title VII of the Civil Rights Act, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Civil Rights Acts of 1866 and 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Equal Pay Act of 1963; the Older Workers Benefit Protection Act of 1990; the Occupational Safety and Health Act of 1970; the Sarbanes-Oxley Act of 2002; the Dodd–Frank Wall Street Reform and Consumer Protection Act; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; New York laws governing employment; and any other federal, state, local or foreign civil rights, retaliation, discrimination or labor laws. Executive is not waiving or releasing (i) any claims which cannot be waived by private agreement; (ii) any claims which may arise after the date Executive signs this Agreement; (iii) any claims for breach of this Agreement; or (iv) any claims by Executive for indemnification or insurance coverage for Executive’s acts or omissions while providing services to the Annaly Entities or any of their affiliates under any articles of incorporation, bylaws, operating agreement, directors and officers insurance policy, or other applicable plan, document, indemnification agreement or other agreement, or insurance policy, all as amended from time to time.
2.2.     Executive hereby irrevocably and unconditionally waives and relinquishes any right to obtain or receive reinstatement or any monetary, injunctive, or other relief through any suit, complaint, action or proceeding commenced or maintained in any court, agency, or other forum by Executive or on Executive’s behalf for or on account of any of the claims released in this Agreement.
3.        Permitted Conduct. Nothing in this Agreement shall prohibit or restrict Executive, the Company, or their respective attorneys from: (i) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state, or local agency, or participating or providing information in connection with any investigation or proceeding conducted by the EEOC or other government agency or self-regulatory body, except that if Executive files a charge or participates in any such investigation or proceeding, Executive acknowledges and agrees that Executive will not be able to recover monetary damages or personal relief of any kind from the Released Parties from any charge or proceeding with respect to the claims waived in this Agreement; (ii) otherwise initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority, the Department of Justice, the EEOC, Congress, any agency of the Inspector General, or other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, the “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (iii) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (iv) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Nothing in this Agreement or elsewhere shall require Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
4.        Return of Property. Executive represents that prior to or on Executive’s Separation Date, Executive has returned to the Company all material property of any of the Annaly Entities, including, without limitation, all mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property, any documents or other materials which are necessary for the Company to comply with its obligations under the Company’s Code of Business Conduct and Ethics, regardless of who created the foregoing materials, and that Executive will not retain any copies, duplicates, reproductions or excerpts thereof. Furthermore, should the Executive or the Company discover that the Executive inadvertently possesses any of the documents or materials described in this Section for which Executive is not otherwise authorized to maintain, Executive agrees to return any such documents or materials to the Company immediately, and to permanently delete any electronic copies of such records from any personal computing device in Executive’s possession.
5.        Acknowledgments. Executive hereby acknowledges that:
5.1.     The Company advises Executive to consult with an attorney before signing this Agreement;
5.2.     Executive has obtained independent legal advice from an attorney of Executive’s own choice with respect to this Agreement, or has knowingly and voluntarily chosen not to do so;
5.3.     Executive has freely, voluntarily and knowingly entered into this Agreement after due consideration;
5.4.     In exchange for Executive’s waivers, releases and commitments set forth in this Agreement, the Severance Payment that Executive is receiving pursuant to this Agreement exceeds any payment, benefit or other thing of value to which Executive would otherwise be entitled, and is just and sufficient consideration for the waivers, releases and commitments set forth herein;
5.5.     Executive acknowledges that, if Executive elects to sign this Agreement, the executed Agreement must be returned to the Company by U.S. mail postmarked to Chief Legal Officer, Annaly Capital Management, Inc., 1211 Avenue of the Americas NY, NY 10036 or agreen@annalycom.
5.6.     No promise or inducement has been offered to Executive, except as expressly set forth herein, and Executive is not relying upon any such promise or inducement in entering into this Agreement;
5.7.     Executive acknowledges that Executive has not less than twenty-one (21) days in which to consider whether to execute this Agreement;
5.8.     Executive acknowledges that Executive has seven (7) days after execution to revoke this Agreement by written notice to the Company (which shall be given in the manner set forth in Section 5.5) and, if not revoked after the execution of this Agreement, shall be effective on the eighth (8th) day after execution by the Executive.
6.        Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to Executive by the Company or the Released Parties, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
7.        Assignment; Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
8.        Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
9.        Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
10.        Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified or amended in any respect except by a writing executed by each party hereto.
11.        Severability. In the event the Board of Arbitration pursuant to Section 13 hereof determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that not violate any statute or public policy shall continue in full force and effect, to be read and construed as if such provisions were originally deleted. Further, any Board of Arbitration striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties in entering this Agreement.
12.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.
13.        Arbitration. Any dispute, claim or controversy arising out of or in relation to this Agreement, which the Executive and the Company are unable to resolve shall be determined by the decision of a board of arbitration consisting of three (3) members (the “Board of Arbitration”) selected jointly by the parties upon application made to it for such purpose by either the Company or the Executive. The arbitration shall be administered under the rules of the American Arbitration Association. The arbitration proceedings shall take place in New York, New York or such other place as shall be agreed to by the parties. The Board of Arbitration shall reach and render a decision in writing. In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. Any award shall be rendered on the basis of the substantive law governing this Agreement and shall be concurred in by a majority of the arbitrators. Any decision made by the Board of Arbitration shall be final, binding and conclusive on the Executive and the Company and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party shall pay its own fees and costs of arbitration.
14.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has hereunto signed this Agreement, as of the date first above written.

ANNALY CAPITAL MANAGEMENT, INC.

By: /s/ Jonathan D. Green__________

Name: Jonathan D. Green
Title: Lead Independent Director

KEVIN G. KEYES

/s/ Kevin G. Keyes______________________________